Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter

Nuveen Maryland Premium Income Municipal Fund

811-7486


Attached please find, as an exhibit under Sub-Item 77Q1(a) of Form N-SAR, a copy of four
Appendices amending the Charter of the
above-referenced Registrant, dated
August 2012.